UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2009
Grand Canyon Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (602) 639-7500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Material Definitive Agreement.
On April 27, 2009, Grand Canyon Education, Inc. (the “Company”) signed a purchase agreement pursuant to which the Company agreed to acquire its campus land and buildings and 909,348 shares of the Company’s common stock from Spirit Master Funding, LLC and Spirit Management Company, respectively (collectively, “Spirit”), for an aggregate purchase price of $50 million. Prior to the acquisition, the Company had leased the land and buildings from Spirit, accounting for the land as an operating lease and the buildings and improvements as capital lease obligations. To finance this purchase, the Company also entered into a loan agreement with Bank of America, N.A., pursuant to which the Company agreed to borrow $25.7 million, all of which will be used to fund a portion of the purchase price. Under the terms of the loan agreement, the Company will make principal payments in equal monthly installments of approximately $143,000 plus accrued interest at 30 day LIBOR plus 3.5% (approximately 4.0% at April 27, 2009). The loan agreement contains standard covenants, including covenants that, among other things, restrict the Company’s ability to incur additional debt or make certain investments, require the Company to maintain compliance with certain applicable regulatory standards, and require the Company to maintain a certain financial condition. Indebtedness under the loan agreement will be secured by the land and buildings that are the subject of the campus acquisition. The transaction and funding are expected to close promptly and, in any event, by no later than April 30, 2009.
Item 2.02. Results of Operations and Financial Condition.
On April 27, 2009, the Company reported its first quarter 2009 financial results. The press release dated April 27, 2009 is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.

99.1	Press Release dated April 27, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.
Date: April 27, 2009	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press Release dated April 27, 2009

4